Exhibit 99.4

GRANDPOINT CAPITAL, INC.

FORM OF

WRITTEN CONSENT

This Written Consent is solicited by the Board of Directors of Grandpoint Capital, Inc.

Please return this consent no later than [·] p.m. (Pacific time) on [·], 2018. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a holder of record of voting common stock, par value $0.01, of Grandpoint Capital, Inc., a Delaware corporation, or Grandpoint, on [·], 2018 hereby acts, by written consent without a meeting, regarding the matter set forth below with respect to all of the aforementioned shares of Grandpoint voting common stock that the undersigned holds of record.

The undersigned acknowledges receipt of the prospectus/proxy and consent solicitation statement, which is part of the registration statement on Form S-4 (No. 333-_______) of Pacific Premier Bancorp, Inc., a Delaware corporation, or Pacific Premier,  and which more fully describes the proposal below.

1.                                    Approval of: (A) the adoption of the Agreement and Plan of Reorganization, dated as of February 9, 2018, by and between Grandpoint and Pacific Premier, or the Merger Agreement, pursuant to which, among other things, Grandpoint will be merged with and into Pacific Premier, which is referred to as the Merger, (B) the Merger, and (C) the other transactions contemplated by the Merger Agreement.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW.  If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please date, sign and return this Written Consent promptly to Grandpoint by faxing it to Janet M. Marantz, Senior Vice President and Corporate Secretary, at (213) 617-0765, by emailing a .pdf copy of the written consent to JMarantz@grandpointbank.com or by mailing the written consent to Grandpoint, Attention-Corporate Secretary, 333 South Grand Avenue, Suite 4250, Los Angeles, California 90071.

IF AN INDIVIDUAL: (duly authorized signature) Name: (please print or type full name) Title: (please print or type full title) Date: , 2018	IF AN ENTITY: (please print or type complete name of entity) By: (duly authorized signature) Name: (please print or type full name) Title: (please print or type full title) Date: , 2018